EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/20/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.34%	3.73%	10.13%
Class B Units	-1.35%	3.68%	9.61%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED JULY 20, 2007

Grant Park sustained trading losses during the past week.  Setbacks came mainly from positions in the interest rates, soft/agricultural commodities and equities; gains came from the currency and metals sectors.

Short positions in the fixed income sector lost ground as prices rose along every part of the yield curve.  Positions in the foreign markets were affected as investors sold corporate bonds and fled into government-backed securities markets after Standard and Poor’s lowered its ratings on some European collateralized debt obligations (CDOs).  U.S. markets also closed higher as worries over CDOs combined with a sell-off in the equities markets caused investors to seek safe haven in Treasury instruments.

Long positions in the stock indices sustained losses after global equities markets settled lower for the week.  Despite the Dow Jones moving above the 14,000 level for the first time, stock prices fell by Friday’s close on a round of disappointing earnings reports.  The largest losses came from positions in the S&P Composite Index, German DAX and Paris CAC.

Recent good weather over much of the U.S. heartland has provided ideal growing conditions, resulting in losses for long positions in the soft/agricultural commodities sector.  Prices for soybeans fell 71.5 cents by week’s end, settling at $8.5025 per bushel.  Soybean meal prices fell more than $30 per ton.

Long positions in the currency sector posted gains as the dollar fell to an all-time low against the euro and a 26-year low versus the British pound.  Long positions in the New Zealand dollar were profitable as data suggesting a larger-than-expected level of inflation led investors to push the currency higher on speculation that the Bank of New Zealand might be forced to hike short-term interest rates.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, long positions in the metals sector posted gains as weakness in the U.S. dollar made raw materials cheaper for foreign investors.  Gold gained $17.40 to close at $684.70 per ounce; copper prices also advanced.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com